Exhibit 99.1
For Immediate Release:

Contact:	Stephen Kuchen
732-739-2900, x603
skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES REPORTS 2008 FINANCIAL RESULTS & ANNOUNCES LAUNCH OF ForzeGPS WEIGHT MANAGEMENT TOOL

MATAWAN, NJ, March 2, 2009 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a leading nutrition company, today reported financial results for the three months and year ended December 31, 2008 and announced its plans to launch ForzeGPS™, the first weight management tool designed specifically for athletes.

The Company will launch the new brand of ForzeGPS (www.forzegps.com) in two 50-calorie ready to drink flavors and additionally in bar formats directly into its existing channels of distribution (over 8,000 retail outlets). ForzeGPS products will be marketed initially to the users of PHLI’s other sports nutrition tools of Endurox® R4® recovery drink, Accelerade™, and Accelerade Hydro™ fluid replacement drinks, Accel Gel™, and Endurox Excel® supplements (www.pacifichealthlabs.com).

Jason Ash, President and Chief Executive Officer of PacificHealth Laboratories said, “The year of 2008 was one of great change and restructure for PHLI. Having reconfigured the business and brought in key executives from the Atkins Nutrition group (http://www.pacifichealthlabs.com/web/management.html) in both the Sales and Product Development disciplines, we have been able to build upon the excellent science base of the Company. The launch plans for ForzeGPS have been eagerly welcomed by both our retail and consumer partners alike, with orders in place and continual requests for more product samples from those that have tasted the products while in development. ForzeGPS represents a category busting set of products that deliver both clinically proven appetite control efficacy and delicious snacking potential. It is this combination, coupled with our new commercial strategy that will yield a wider consumer and retailer base for us in due course. This is what gets us so excited about 2009 and I look forward to announcing more details in the coming weeks.”

Mr. Ash commented that the financial results for 2008, in which revenues were $7,235,991 compared to $7,427,857 in 2007, and the Company's net loss was $1,994,353 (which included approximately $1,098,000 in non-cash charges) compared to $1,276,059, (which included approximately $714,000 in non-cash charges), were a result in large part to the restructuring of

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the Company under new management in 2008. He noted that he was appointed CEO in August 2008 and that the restructuring consisted of expanding both the Company's sales strategy and capability, coupled with a significant reduction in the overhead, to enable the Company to accomplish its goals in 2009 without requiring significant additional capital.

Year Ended December 31 Financial Results
For the year ended December 31, 2008, revenues were $7,235,991 compared to $7,427,857 for the same period in 2007. The Company recorded a net loss of $1,994,353, or $0.15 per share, for the year 2008 compared to a net loss of $1,276,059, or $0.10 per share, for the same period in 2007.  The net losses included non-cash equity instrument-based expense of $423,986 and $274,890, respectively, for the years ended December 31, 2008 and 2007. In the third quarter of 2008, the Company restructured its operations to better support its base sports performance business. As part of this restructuring, a number of positions within the Company were eliminated and certain market sectors were exited. As a result, the Company recorded a $472,069 non-cash restructuring charge and reserved $84,669 of SATIATRIM® finished goods as obsolete in the third quarter of 2008. In the fourth quarter of 2008, the Company also wrote off an additional $117,028 of finished goods and raw materials as obsolete. The net loss for the third quarter of 2007 included a $439,208 reserve of SATIATRIM inventory as obsolete. The Company still has significant plans for this weight regulation technology under a new brand and platform in 2009. Excluding these non-cash items, the Company recorded net losses of $896,601 (non-GAAP measure), or $0.07 per share, and $561,961 (non-GAAP measure), or $0.04 per share, respectively, for the years ended December 31, 2008 and 2007.

Mr. Ash concluded, “2008 saw us significantly up weight our talent base, restructure to reduce ongoing overhead, increase our gross margin, and hold our revenue line. Management bought stock in the company throughout 2008 and we closed the year with 14.2 million shares outstanding, approximately $1.2 million in cash and other short-term investments, a $15 million federal net operating loss carryover, and only $59,000 of debt. We have developed the ForzeGPS Brand and product offer, the first weight management tool designed specifically for athletes, and we are ready to go to market with what we are confident is a blockbusting commercial proposition in 2009.”

Three-Month Financial Results
Revenues in the fourth quarter of 2008 were $969,991 compared to $1,404,338 for the same period in 2007. The Company recorded a net loss of $726,372, or $0.05 per share, compared to a net loss of $491,462, or $0.04 per share, for the same period in 2007. For the three-month period ended December 31, 2008, non-cash equity instrument-based expense was $98,268 compared to $84,932 for the same period in 2007. In the fourth quarter of 2008, the Company also wrote off $117,028 of finished goods and raw materials as obsolete. Excluding these non-cash items, the Company’s net loss was $511,076 (non-GAAP measure), or $0.04 per share, for the three months ended December 31, 2008 and the net loss was $406,530 (non-GAAP measure), or $0.03 per share, for the three months ended December 31, 2007.

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About the Company:
PacificHealth Laboratories, Inc. (OTCBB: PHLI) is a leading sports nutrition company that focuses on marketing, developing and selling premium nutrition tools for exercisers and athletes seeking to improve their health and performance. We are highly active in the endurance sports arena. Our brands and patents are typically protein-based and extend to cover areas such as appetite regulation. PHLI’s principle areas of focus are sports performance and recovery, including optimal weight management. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenue:
Net product sales	$969,991	$1,404,338	$7,235,991	$7,427,857

Cost of goods sold:
Product sales	558,679	811,960	4,009,817	4,445,978
Write-down of inventories	117,028	-	201,697	439,208
Total cost of goods sold	675,707	811,960	4,211,514	4,885,186

Gross profit	294,284	592,378	3,024,477	2,542,671

Operating expenses:
Sales and marketing expenses	164,383	298,105	898,914	917,511
General and administrative expenses	836,901	757,243	3,542,483	2,774,823
Research and development	26,039	48,588	150,767	211,078
Restructuring expense	-	-	472,069	-
	1,027,323	1,103,936	5,064,233	3,903,412

Loss before other income (expense) and provision for
income taxes	(733,039)	(511,558)	(2,039,756)	(1,360,741)

Other income (expense):
Interest income	7,003	19,200	45,575	71,734
Interest expense	(336)	(545)	(1,468)	(3,496)
Other income	-	1,441	1,296	16,444
	6,667	20,096	45,403	84,682

Loss before income taxes	(726,372)	(491,462)	(1,994,353)	(1,276,059)

Provision for income taxes	-	-	-	-

Net loss	$(726,372)	$(491,462)	$(1,994,353)	$(1,276,059)

Net loss per common share - basic	$(0.05)	$(0.04)	$(0.15)	$(0.10)

Net loss per common share - diluted	$(0.05)	$(0.04)	$(0.15)	$(0.10)

Weighted average shares outstanding - basic	14,075,048	13,498,654	13,660,019	13,313,995

Weighted average shares outstanding - diluted	14,075,048	13,498,654	13,660,019	13,313,995

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

ASSETS
	December 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$888,993	$1,712,713
Other short-term investments	300,000	-
Accounts receivable, net	455,851	709,623
Inventories, net	1,308,316	2,010,446
Prepaid expenses	159,200	111,672
Total current assets	3,112,360	4,544,454

Property and equipment, net	236,721	185,007

Deposits	22,895	10,895

Total assets	$3,371,976	$4,740,356

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$58,810	$16,205
Accounts payable and accrued expenses	555,354	472,475
Deferred revenue	347,945	559,876
Total current liabilities	962,109	1,048,556

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
14,194,613 shares at December 31, 2008 and
13,501,426 shares at December 31, 2007	35,486	33,754
Additional paid-in capital	19,585,297	18,874,609
Accumulated deficit	(17,210,916)	(15,216,563)
	2,409,867	3,691,800

Total liabilities and stockholders' equity	$3,371,976	$4,740,356

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